Fresh Del Monte Produce Inc.
For information, contact:
Christine Cannella
Assistant Vice President, Investor Relations
305-520-8433

FOR IMMEDIATE RELEASE

Fresh Del Monte Produce’s Board of Directors Announces Director Retirement
And New Director Nominee Appointment
CORAL GABLES, FL. - February 20, 2014 - The board of directors of Fresh Del Monte Produce Inc. (NYSE: FDP) announced today that Robert S. Bucklin has been nominated as a candidate for election to the board of directors, at the Company’s upcoming annual meeting of shareholders scheduled for April 30, 2014. If elected, Mr. Bucklin will replace Dr. Elias K. Hebeka, who will retire from the Company’s board of directors at the end of his current term as director which expires on April 30, 2014. Dr. Hebeka assumed his responsibilities on Fresh Del Montes’ board in November 2007 and has served on the Audit and Governance Committees.
Mr. Bucklin brings over 35 years of extensive experience within the investment banking services industry to Fresh Del Monte. Mr. Bucklin most recently served as Vice Chairman of Rabobank International’s North America Wholesale banking, where he was primarily responsible for U.S. and Canadian Wholesale Clients, Corporate Banking, Mergers and Acquisitions, and Food & Agribusiness Research and Advisory. Prior to being named Vice Chairman, he served as Chief Corporate Banking Officer of Rabobank International, where he led the significant growth of Rabobank’s regional business and client relationships, and helped establish Rabobank as the premier Food & Beverage bank in North America. Before joining Rabobank International, Mr. Bucklin served as President and Chief Operating Officer of First City-Dallas bank. He currently serves on the boards of directors of the OSI Group, LLC, Agrivida, Inc. and Bay State Milling Company. Mr. Bucklin is also a member of the Advisory Board for Jacob Stern & Sons, as well as serves as Chairman of Global Green USA, a non-profit organization. Mr. Bucklin holds a Bachelors degree in Finance from the University of Illinois and an MBA from the Harvard Business School.
“Mr. Bucklin’s years of executive banking leadership with Rabobank and industry knowledge enable him to provide valuable insight to our Company and we look forward to welcoming him to our board of directors," said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer. “On behalf of the board of directors, I want to thank Dr. Hebeka for his exemplary service to the organization. The Company and our shareholders have benefited greatly from his valuable insight and dedication," Mr. Abu-Ghazaleh added.
About Fresh Del Monte Produce Inc.
Fresh Del Monte Produce Inc. is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa, the Middle East and the countries formerly part of the Soviet Union. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for more than 100 years.

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Fresh Del Monte Produce Inc.

Forward-looking Information
This press release contains certain forward-looking statements regarding the intent, beliefs or current expectations of the Company or its officers with respect to the Company’s plans and future performance. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. In this press release, these statements appear in a number of places and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions). The Company’s plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) the uncertain global economic environment and the timing and strength of a recovery in the markets the Company serves, and the extent to which adverse economic conditions continue to affect its sales volume and results, including the Company’s ability to command premium prices for certain of its principal products, or increase competitive pressures within the industry, (ii) the impact of governmental initiatives in the United States and abroad to spur economic activity, including the effects of significant government monetary or other market interventions on inflation, price controls and foreign exchange rates, (iii) the impact of governmental trade restrictions, including adverse governmental regulation that may impact the Company’s ability to access certain markets, (iv) the Company’s anticipated cash needs in light of its liquidity, (v) the continued ability of the Company’s distributors and suppliers to have access to sufficient liquidity to fund their operations, (vi) trends and other factors affecting the Company’s financial condition or results of operations from period to period, including changes in product mix or consumer demand for branded products such as its, particularly as consumers remain price-conscious in the current economic environment; anticipated price and expense levels; the impact of crop disease, severe weather conditions, such as flooding, or natural disasters, such as earthquakes, on crop quality and yields and on its ability to grow, procure or export its products; the impact of prices for petroleum-based products and packaging materials; and the availability of sufficient labor during peak growing and harvesting seasons, (vii) the impact of pricing and other actions by the Company’s competitors, particularly during periods of low consumer confidence and spending levels, (viii) the impact of foreign currency fluctuations, (ix) the Company’s plans for expansion of its business (including through acquisitions) and cost savings, (x) the Company’s ability to successfully integrate acquisitions into its operations, (xi) the impact of impairment or other charges associated with exit activities, crop or facility damage or otherwise, (xii) the timing and cost of resolution of pending and future legal and environmental proceedings or investigations, (xiii) the impact of changes in tax accounting or tax laws (or interpretations thereof), and the impact of settlements of adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with the Company’s tax audits, and (xiv) the cost and other implications of changes in regulations applicable to its business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change. All forward-looking statements in this report are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company’s plans and performance may also be affected by the factors described in Item 1A. - “Risk Factors” in Fresh Del Monte Produce Inc.’s Annual Report on Form 10-K for the year ended December 28, 2012 along with other reports that the Company has on file with the Securities and Exchange Commission.

Note to the Editor: This release and other press releases are available on the Company's web site, www.freshdelmonte.com.

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